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Exhibit 4.7

FORM OF AMENDED AND RESTATED
SHAREHOLDERS AGREEMENT

        THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of            , 2004, is by and among Merisant Worldwide, Inc., a Delaware corporation formerly known as Tabletop Holdings, Inc. (together with any corporate successor thereto, whether by merger, consolidation, or otherwise, the "Company"), Tabletop Holdings, LLC, a Delaware limited liability company (the "LLC"), the persons named in Exhibit A as Initial Investors (the "Initial Investors") and the persons named in Exhibit A as Additional Investors (the "Additional Investors," and, together with the Initial Investors, the "Investors"). The Investors, together with the Company and the LLC, are hereinafter referred to as the "Parties." In this Agreement, "Shareholders" shall refer to the LLC and the Investors.

        WHEREAS, the Company, the LLC and the Initial Investors are parties to that certain Shareholders Agreement dated as of March 17, 2000 (the "Existing Shareholders Agreement");

        WHEREAS, the Company is presently contemplating an initial public offering of its income deposit securities ("IDSs"), each representing one share of the Company's Class A Common Stock, par value $0.01 per share (together with any securities issued or distributed in respect thereof, or in substitution therefor, the "Class A Common Stock") and $            principal amount of the Company's    % Senior Subordinated Notes due 2019 (the "Senior Subordinated Notes") as well as a separate issuance of $            principal amount of the Senior Subordinated Notes (not in the form of IDSs) (the "Separate Senior Subordinated Notes," the issuance of the IDSs and the Separate Senior Subordinated Notes herein referred to as the "Offering");

        WHEREAS, in connection with the Offering and immediately preceding the consummation thereof, each issued and outstanding share of common stock, par value $0.01 per share (the "Existing Common Stock"), of the Company will be converted into            shares of Class B Common Stock, par value $0.01 per share (together with any securities issued or distributed in respect thereof, or in substitution therefor (other than pursuant to Article VI hereof), the "Class B Common Stock," and, together with the Class A Common Stock, the "Common Stock"), of the Company (the "Conversion") pursuant to the Amended and Restated Certificate of Incorporation of the Company;

        WHEREAS, immediately after the Conversion, each of the LLC and the Initial Investors will be the owner of the number of shares of Class B Common Stock set forth opposite its name on Exhibit A hereof;

        WHEREAS, upon the completion of the Offering, the Company shall, subject to the terms and conditions set forth in this Agreement, repurchase from the LLC and the Initial Investors Class B Common Stock as set forth in Section 7.2 hereof;

        WHEREAS, promptly after the consummation of the Offering, each of the Additional Investors and certain of the Initial Investors, as a result of their receipt of shares of Class B Common Stock pursuant to the Company's Stock Appreciation Rights Plan ("SAR Plan") (and assuming no exercise of the Over-Allotment Option), will be the owner of the additional number of shares of Class B Common Stock set forth opposite its name on Exhibit A hereof;

        WHEREAS, pursuant to an underwriting agreement entered into among the Company and the underwriters of the Offering (collectively, the "Underwriters"), the Company has granted the Underwriters an option to purchase additional IDSs (the "Over-Allotment Option"), the proceeds of which, if exercised, will be used by the Company to repurchase a portion of the remaining shares of Class B Common Stock held by the Shareholders as set forth in Section 7.3 hereof;

        WHEREAS, pursuant to Section 1 of the Existing Shareholders Agreement, the Shareholders have agreed to vote for and consent to any actions required with respect to the Offering and raise no objections against the Offering and to take all reasonable actions in connection with the consummation of the Offering as requested by the Board of Directors of the Company (the "Board");

        WHEREAS, entrance into this Agreement is a condition to each of the Additional Investors' and certain of the Initial Investors' receipt of Class B Common Stock pursuant to the SAR Plan;

        WHEREAS, it is necessary, in connection with the consummation of the Offering, for the Shareholders to make certain representations and agreements as set forth herein; and

        WHEREAS, the Parties now desire to amend and restate the Existing Shareholders Agreement in its entirety, effective upon consummation of the Offering.

        NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree that this Agreement shall, in accordance with Section 7.1 hereof, amend and supersede in its entirety the Existing Shareholders Agreement, and agree as follows:

Article I

Representations, Warranties and Covenants of the Company

        1.1    Representations, Warranties and Covenants of the Company.    The Company represents and warrants to, and covenants and agrees with, each of the Shareholders as follows:

          (a)   The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

          (b)   The Company has full corporate power and corporate authority to make, execute, deliver and perform this Agreement and to carry out all of the transactions provided for herein.

          (c)   The Company has taken such corporate action as is necessary or appropriate to enable it to perform its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof.

          (d)   The Company will not acquire, directly or indirectly, any interest in , or derivative position determined by referenc to the value of, any Senior Subordinated Notes or Separate Senior Subordinated Notes, except through a repurchase or redemption of 100% of the Senior Subordinated Notes and Separate Senior Subordinated Notes outstanding, whether issued in connection with the Offering, or thereafter; provided, however, that the Company or any of its subsidiaries may acquire IDSs.

          (e)   The Company is not party to, and is not aware of, any plan, agreement or arrangement pursuant to which any person who is purchasing Separate Senior Subordinated Notes in the Offering would or could acquire any IDSs or any capital stock of the Company or transfer any of the Separate Senior Subordinated Notes to any holder of IDSs or capital stock of the Company. The Company has no actual knowledge that the representations contained in the Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission in connection with the Offering (the "Form S-1") set forth under the heading "Notice to Purchasers of Separate Senior Subordinated Notes and Acknowledgement of Purchaser Intent" will be untrue as of the time such representations are to be made by any person who is purchasing Separate Senior Subordinated Notes in the Offering.

          (f)    In connection with the annual audit of the Company's financial statements by its independent auditors, the Company agrees to make reasonable efforts to cooperate with the Company's independent auditors for the purpose of confirming the accuracy of the representations and compliance by the Company and each Shareholder, as applicable, with the covenants contained in Sections 1.1(d) and (e) and Sections 2.1(c), (d) and (e) hereof.

Article II

Representations, Warranties and Covenants of Each Shareholder

        2.1    Representations, Warranties and Covenants of Each Shareholder.    Each of the Shareholders severally represents and warrants to, and covenants and agrees with, the Company as follows:

          (a)   Such Shareholder has full legal right, capacity, power and authority (including the due authorization by all necessary corporate or partnership action in the case of corporate or partnership Shareholders) to enter into this Agreement and to perform such Shareholder's obligations hereunder without the need for the consent of any other person or entity; and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

          (b)   Such Shareholder has received a copy of the Form S-1, and has been given the opportunity to obtain information regarding the business and affairs of the Company to such Shareholder's satisfaction.

          (c)   Such Shareholder (and any of such Shareholder's affiliates, as defined below) will not acquire, directly or indirectly (other than as a result of the exchange rights set forth in Article VI hereof), any Separate Senior Subordinated Notes or IDSs in the Offering or at any time after the Offering, in each case until such time as such Shareholder (and any of such Shareholder's affiliates) no longer owns an equity interest in the Company or any rights to acquire an equity interest in the Company. Such Shareholder (and any of such Shareholder's affiliates) currently has no plan, intent or arrangement of any kind to complete the direct or indirect acquisition of any Separate Senior Subordinated Notes or IDSs other than in accordance with Article VI hereof. As used in this Section 2.1, an "affiliate" of a Shareholder shall mean (i) any person bearing a relationship to the Shareholder described in Section 267(b) of the Internal Revenue Code of 1986, as amended, or (ii) any person owned or controlled by the Shareholder or by the same interests as the Shareholder within the meaning of Section 482 of the Internal Revenue Code of 1986, as amended.

          (d)   Such Shareholder (and any of such Shareholder's affiliates) will not, directly or indirectly, enter into a constructive ownership transaction within the meaning of Section 1260(d) of the Internal Revenue Code of 1986, as amended, with respect to the Separate Senior Subordinated Notes (assuming that the Separate Senior Subordinated Notes are financial assets for the purposes of Section 1260(d)) until such time as such Shareholder (and any of such Shareholder's affiliates) no longer owns an equity interest in the Company or any rights to acquire an equity interest in the Company.

          (e)   Such Shareholder has read the section of the Form S-1 entitled "Notice to Purchasers of Separate Senior Subordinated Notes and Acknowledgement of Purchaser Intent" and has no actual knowledge that any representation contained therein will be untrue at the time such representation is made by any person who is purchasing Separate Senior Subordinated Notes in the Offering. Such Shareholder is not aware of any plan or arrangement whereby any purchaser of Separate Senior Subordinated Notes in the Offering would or could acquire any IDSs or any capital stock of the Company or transfer the Separate Senior Subordinated Notes to any holder of IDSs or capital stock of the Company.

          (f)    In connection with the annual audit of the Company's financial statements by its independent auditors, such Shareholder agrees to make commercially reasonable efforts to cooperate with the Company's independent auditors for the purpose of confirming the accuracy of the representations and the compliance by each Shareholder, as applicable, with the representations and covenants contained in Sections 2.1(c), (d) and (e) hereof.

          (g)   Effective upon the consummation of the Offering, such Shareholder hereby waives any preemptive rights or registration rights, or the failure to receive advance notice under any such rights, that such Shareholder may have had under the Existing Shareholders Agreement, and any such preemptive rights or registration rights under the Existing Shareholders Agreement shall no longer be of any force or effect.

          (h)   The number of shares of Existing Common Stock held of record and beneficially by such Shareholder (prior to giving effect to the Conversion) is set forth opposite such Shareholder's name on Exhibit A. Such Shareholder has good, valid and marketable title to the Existing Common Stock held by such Shareholder free and clear of any liens, charges, claims, pledges, security interests, conditional sale agreements and other encumbrances whatsoever (other than the Existing Shareholders Agreement).

          (i)    Such Shareholder has not Transferred (as hereinafter defined) all or any part of the Existing Common Stock held by such Shareholder.

        2.2    Reliance.    Each Shareholder acknowledges that the Company and each of the other Shareholders is entering into this Agreement in reliance upon such Shareholder's representations and warranties and other covenants and agreements contained herein, and that counsel to the Company and counsel to the underwriters and the Company's lenders will rely upon such Shareholder's representations and warranties and other covenants and agreements contained herein for the purpose of issuing certain opinions to the Company, to the underwriters and to the lenders in connection with the Offering and related transactions.

Article III

Transfer Restrictions

        3.1    Provisions Regarding Transfers of Shares of Class B Common Stock.    The following provisions shall apply with respect to the Transfer (as hereinafter defined) of any shares of Class B Common Stock owned by any Shareholder:

          (a)   Each Shareholder is prohibited from Transferring any of his or its Class B Common Stock except as contemplated by Article VI hereof or to Permitted Transferees (as hereinafter defined); provided, however, that no Transfer shall be effected except in compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), (and applicable state securities laws) or pursuant to an available exemption therefrom.

          (b)   No Transfer shall, in any event, be made by any Shareholder unless in connection with such Transfer, the applicable transferee has complied with the terms and provisions of this Agreement. No Shareholder or transferee may effect any Transfer of shares of Class B Common Stock, whether to a Permitted Transferee or otherwise (other than in compliance with Article VI hereof), unless the transferee executes an agreement pursuant to which such transferee agrees to be bound by the terms and provisions of this Agreement applicable to the transferor (except as otherwise specifically provided herein). Any purported Transfer in violation of this covenant shall be null and void and of no force and effect and the purported transferee shall have no rights or privileges in or with respect to the Company. As used herein, "Transfer" means the making of any sale, exchange, assignment, hypothecation, gift, security interest, pledge or other encumbrance, or any contract therefor, any voting trust or other agreement or arrangement with respect to the transfer of voting rights (including any proxy or similar arrangement (whether or not revocable)) or any other beneficial interest in any of the shares of Class B Common Stock, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to such shares of Class B Common Stock.

          Prior to any proposed Transfer of any shares of Class B Common Stock (other than in accordance with Article VI hereof), the holder thereof shall give written notice to the Company describing the manner and circumstances of the proposed Transfer accompanied, if requested by the Company, by a written opinion of legal counsel reasonably satisfactory to the Company, addressed to the Company and the transfer agent, if other than the Company, and reasonably satisfactory in form and substance to each addressee, to the effect that the proposed Transfer of the shares of Class B Common Stock may be effected without registration under the Securities Act and applicable state securities laws. Each certificate evidencing the shares transferred shall bear the legend set forth in Section 3.2, except that such certificate shall not bear such legend if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provision of the Securities Act or applicable state securities laws.

          (c)(i) If any Shareholder other than the LLC desires to Transfer shares of Class B Common Stock (other than in accordance with Article VI hereof) (such Shareholder being herein referred to as the "Transferor Shareholder"), then such Transfer must be to a person who shall have made a bona fide offer to purchase such shares and the Transferor Shareholder shall promptly furnish to all other Shareholders (the "Shareholder Offerees") and the Company a notification (the "Notice of Transfer") of such desire to Transfer such shares and of the bona fide offered price for such shares proposed to be Transferred, the method of payment of such offered price, the identity of the prospective purchaser or purchasers (the "Proposed Purchaser") and all other pertinent terms and conditions of such bona fide offer.

             (ii)  For a period of 15 days commencing on the date of its receipt of the Notice of Transfer, the Shareholder Offerees shall have the right to purchase all or any portion of the shares of Class B Common Stock proposed to be Transferred upon the same terms and conditions and at the bona fide offer price as described in the Notice of Transfer. The specific portion of such shares which each Shareholder Offeree shall be so entitled to purchase shall be determined on a pro rata basis in proportion to the respective shares of each Shareholder Offeree desiring to purchase the offered shares available for purchase. Any Shareholder Offeree desiring so to purchase such shares shall give notification of such desire to the Transferor Shareholder and the Company and all other Shareholder Offerees confirming such desire and the proposed terms of purchase. In the event that any Shareholder Offeree does not purchase its full pro rata share of any such shares proposed to be Transferred, such unpurchased shares shall be offered by the Transferor Shareholder to the Shareholder Offerees subscribing to purchase shares on a pro rata basis on similar terms of purchase. In the event that the Shareholder Offerees do not purchase, in accordance with the provisions of this clause (ii), all of the shares proposed to be Transferred as described in the Notice of Transfer, the Company shall have the exclusive right, by a vote of the disinterested directors, to agree to purchase all or any portion of such shares proposed to be Transferred that remain after the application of this Section 3.1(c)(ii) upon the same terms and conditions as described in the Notice of Transfer. If the Company desires to so purchase such shares it shall give notification of such desire to the Transferor Shareholder and all other Shareholders confirming such desire and the proposed terms of purchase. No such shares shall be made available for purchase by any non-Shareholder pursuant to the remaining provisions of this Section 3.1 unless and until all Shareholder Offerees and the Company shall have had an opportunity to purchase all such shares in accordance with the provisions of this clause (ii).

            (iii)  The closing of any purchase by the Company or any Shareholder Offerees of any offered shares of Class B Common Stock as provided in this Section 3.1(c) shall take place on such date as designated by the Company or such Shareholder Offeree occurring within 30 days after receipt by the Transferor Shareholder of the last notification to be provided to the

    Transferor Shareholder in accordance with the terms hereof from the Company or such Shareholder Offeree of the exercise of the Company's or such Shareholder Offeree's right to purchase hereunder. At such closing, the Transferor Shareholder shall deliver to the Company or such Shareholder Offeree, as the case may be, such documentation as the Company or such Shareholder Offeree shall reasonably request to evidence the Transfer of such offered shares, against payment therefor by the Company or such Shareholder Offeree.

            (iv)  In the event that, after compliance with the foregoing provisions of this Section 3.1(c), the Company and the Shareholder Offerees, taken together, fail to purchase all of the shares of Class B Common Stock proposed to be Transferred by the Transferor Shareholder, then for a period of 60 days commencing on the date that neither the Company nor any Shareholder Offeree remains entitled to exercise its right to purchase any offered shares in accordance with the foregoing provisions of this Section 3.1(c), the Transferor Shareholder may Transfer to the Proposed Purchaser all of the shares described in the Notice of Transfer; provided, however, that any such Transfer to the Proposed Purchaser must be made for the consideration and upon the terms and conditions set forth in the Notice of Transfer. If the Transferor Shareholder shall not consummate the Transfer of such shares to the Proposed Purchaser within such 60-day period, such shares shall remain subject to the provisions of this Agreement and the Transferor Shareholder shall not thereafter Transfer any such shares to any person without again first complying with all of the provisions of this Agreement.

          (d)   As used herein, (i) prior to the automatic separation of the IDSs pursuant to the terms thereof,"Permitted Transferee" shall mean any person other than a holder of the Company's Class A Common Stock, including a holder of Class A Common Stock held as part of an IDS, or the Company's or Merisant Company's long-term indebtedness in any form, including, without limitation, the Senior Subordinated Notes, whether held as Separate Senior Subordinated Notes or as part of an IDS, and (ii) after the automatic separation of the IDSs pursuant to the terms thereof, "Permitted Transferee" shall mean any person.

        3.2    Legend.    Each certificate evidencing any shares of Class B Common Stock, unless such transfer is pursuant to a registered public offering of the Class B Common Stock, in which case the first paragraph below shall not apply, shall bear the following legend in addition to any other legend required under applicable law:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR ANY EXEMPTION FROM REGISTRATION IS AVAILABLE."

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SECURITYHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT AND THE SECURITIES ARE TRANSFERABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH."

        3.3    Notation.    A notation will be made in the appropriate transfer records of the Company with respect to the restrictions on transfer of the Class B Common Stock referred to in this Agreement.

        3.4    Limitation on Repurchase of Shares of Class B Common Stock and Dividend Payments.    Each Shareholder understands that the Company has entered into certain financing and other agreements which contain prohibitions, restrictions and limitations on the ability of the Company to purchase any of the shares of Class B Common Stock and IDSs (including the shares of Class A Common Stock and the Senior Subordinated Notes comprising the IDSs) and, under certain circumstances, to pay dividends on the Common Stock.

Article IV

Corporate Actions

        4.1    Directors.    For so long as the LLC is the beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of at least 5% of the outstanding shares of Common Stock in the aggregate on a fully-diluted basis and as a result the LLC has the right to elect two directors in accordance with the Amended and Restated Certificate of Incorporation of the Company, each Shareholder and Permitted Transferee agrees that it shall take, at any time and from time to time, all action necessary (including voting the Class B Common Stock owned by him, her or it, calling special meetings of shareholders and executing and delivering written consents) to ensure that the Board at all times includes two individuals designated by the LLC.

        4.2    Right to Remove Certain of the Company's Directors.    The LLC may request that any director designated by it be removed (with or without cause) by written notice to the other Shareholders, and, in any such event, each Shareholder shall promptly consent in writing or vote or cause to be voted all shares of Class B Common Stock now or hereafter owned or controlled by it for the removal of such person as a director. In the event any person ceases to be a director, such person shall also cease to be a member of any committee of the Board.

        4.3    Right to Fill Certain Vacancies in the Board.    In the event that a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director designated by the LLC and elected by the holders of Class B Common Stock, or if otherwise there shall exist or occur any vacancy on the Board in a directorship subject to designation by the LLC and election by the holders of Class B Common Stock, such vacancy shall not be filled by the remaining members of the Board, but each Shareholder hereby agrees promptly to consent in writing or vote or cause to be voted all shares of Class B Common Stock now or hereafter owned or controlled by it to elect that individual designated to fill such vacancy and serve as a director, as shall be designated by the LLC.

        4.4    Confidentiality.

          (a)   Each Shareholder hereby agrees that Confidential Information (as defined below) has been and may be made available to him or it in connection with such Shareholder's interest in the Company and its subsidiaries. Each Shareholder agrees that he or it will not use the Confidential Information in any way that is reasonably likely to result in a material detriment to the business of the Company and its subsidiaries. Each Shareholder further acknowledges and agrees that he or it will not disclose any Confidential Information to any person; provided, that Confidential Information may be disclosed (i) to such Shareholder's Representatives (as defined below) in the normal course of the performance of their duties, (ii) to the extent required by applicable statute, law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Shareholder is subject) or by generally accepted accounting principles, (iii) to any third party to whom such Shareholder is contemplating a transfer of his or its shares of Class B Common Stock, provided that such transfer would not be in violation of the provisions of this Agreement and as long as such third party is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement in form and substance satisfactory to the Company and substantially similar to the provisions hereof or (iv) if the prior consent of the Board shall have been obtained. Nothing contained herein shall prevent the use of

  Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Shareholder.

          (b)   "Confidential Information" means any information concerning the Company, its financial condition, business, subsidiaries, operations or prospects in the possession of or to be furnished to any Shareholder in his or its capacity as a shareholder of the Company or by virtue of his or its present or former position as, or right to designate, a director of the Company; provided, that the term "Confidential Information" does not include information which (a) was or becomes generally available publicly other than as a result of a disclosure by a Shareholder or his or its partners, directors, officers, employees, agents, counsel, investment advisers, accountants, consultants or representatives (all such persons being collectively referred to as "Representatives") in violation of this Section 4.4(b) or, (b) was or becomes available to such Shareholder on a nonconfidential basis from a source other than the Company, any regulatory entity or a Shareholder or his or its Representatives, provided that such source is or was (at the time of receipt of the relevant information) not, to the best of such Shareholder's knowledge, bound by a confidentiality agreement with the Company or another person.

Article V

Registration Rights

        The Shareholders shall have registration rights with respect to the IDSs or Class A Common Stock and Senior Subordinated Notes to be received upon the exchange of the Class B Common Stock as set forth in the Registration Rights Agreement attached hereto as Exhibit D (the "Registration Rights Agreement"). Each of the Shareholders agrees not to effect any public sale or public distribution of any securities of the Company during the periods specified in the Registration Rights Agreement, except as permitted thereby, and each such Shareholder agrees to be bound by the rights of priority to participate in offerings as set forth therein.

Article VI

Exchange of Class B Common Stock for IDSs

        6.1    Exchange of Class B Common Stock for IDSs.

          (a)   Shares of Class B Common Stock shall be exchangeable for IDSs at the option of the holder thereof on any Exchange Date (as defined below) at the Exchange Rate (as defined below); provided, however, that (i) until the date that is 180 days from the effective date hereof, shares of Class B Common Stock shall not be exchangeable for IDSs, and (ii) until the date that is two years from the effective date hereof, shares of Class B Common Stock designated as Restricted Shares on Exhibit A shall not be exchangeable for IDSs. Notwithstanding anything in this Article VI to the contrary other than Section 6.1(e) and (f), no Shareholder shall have any right to exchange, and the Company may not exchange, any shares of Class B Common Stock for IDSs: (i) if such exchange does not comply with applicable laws, including, without limitation, securities laws, laws relating to redemption of common stock and laws relating to the issuance of debt, (ii) unless the IDSs (and/or the shares of Class A Common Stock and the Senior Subordinated Notes comprising the IDSs) issuable upon such exchange have been registered under the Securities Act if such registration is required pursuant to the Amended and Restated Bylaws of the Company or the Securities Act, (iii) if such exchange conflicts with or causes a default under any material financing agreement, (iv) if such exchange causes a mandatory suspension of dividends or deferral of interest under any material financing agreement as of the measurement date immediately following the date of the proposed exchange, or (v) so long as an event of default or deferral of interest has occurred and is continuing under the indenture governing the Senior Subordinated Notes. Any IDSs for which shares of Class B Common Stock have been exchanged pursuant hereto prior to the date that is two years from the effective date hereof shall be sold or otherwise transferred by the Shareholder making such exchange in a public offering or otherwise to a person who is not an affiliate of such Shareholder within 30 days after the date of such exchange. If such sale or other transfer is not consummated within such period, the Company and the Shareholder shall rescind such exchange unless such rescission falls under clause (i), (iii) or (iv) above.

          (b)   To exercise the exchange right, the holder of Class B Common Stock to be exchanged shall surrender the certificate representing such Class B Common Stock, duly endorsed or assigned to the Company or in blank, at the principal office of the Transfer Agent (as hereinafter defined) accompanied by written notice to the Company that such holder elects to exchange such Class B Common Stock. Unless the IDSs issuable on exchange are to be issued in the same name as the name in which the Class B Common Stock is registered, in which case the Company shall bear the related taxes, each share surrendered for exchange shall be accompanied by instruments of transfer, in form and substance satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

          (c)   Each exchange consummated pursuant to this Section 6.1 shall be deemed to have been effected immediately prior to the close of business on the applicable Exchange Date, provided that certificates representing shares of Class B Common Stock shall have been surrendered and such notice (and if applicable, payment of an amount equal to the distribution payable on such shares) received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates representing IDSs shall be issuable upon such exchange shall be deemed to have become the holder or holders of record of the shares and Senior Subordinated Notes represented thereby at such time on such Exchange Date, and such exchange shall be at the Exchange Rate in effect at such time and on such date unless the stock transfer records of the Company for the Class B Common Stock shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer records for the Class B Common Stock are open, but such exchange shall be at the Exchange Rate in effect on the date on which such shares have been surrendered and such notice received by the Company.

          (d)   As promptly as practicable after the surrender of the certificates representing the Class B Common Stock as aforesaid, the Company shall issue and deliver at such office to such holder, or on his written order, certificates representing the full number of shares of Class A Common Stock and Senior Subordinated Notes represented by the IDSs issuable upon the exchange of such shares of Class B Common Stock in accordance with the provisions of this Section 6.1, and any fractional interest shall be settled as provided by Section 6.2 below.

          (e)   Notwithstanding anything to the contrary contained in this Agreement, in the event of a redemption by the Company of 100% of the Senior Subordinated Notes such that following the redemption there will no longer be any Senior Subordinated Notes and IDSs outstanding, the Company shall give notice to the holders of the Class B Common Stock at least 30 days but not more than 60 days prior to such redemption date (the "Notes Redemption Date"). Notwithstanding any restrictions on exchange set forth in this Agreement, if the Company redeems all of the Senior Subordinated Notes outstanding, all outstanding shares of the Class B Common Stock will be automatically (and without any action required on the part of the holders of the Class B Common Stock) exchanged on the Notes Redemption Date for IDSs at the Exchange Rate, and the Senior Subordinated Notes acquired by the holders of the Class B Common Stock as part of the IDSs in such exchange shall be redeemed by the Company as part of such redemption.

          (f)    Notwithstanding anything to the contrary contained in this Agreement, following the maturity date of the Senior Subordinated Notes, and during any period in which there are otherwise no longer any Senior Subordinated Notes and IDSs outstanding (other than in connection with a redemption of 100% of the Senior Subordinated Notes), the holders of Class B Common Stock shall have the right to exchange their shares of Class B Common Stock for shares of Class A Common Stock on a one-for-one basis, except as adjusted pursuant to Section 6.3.

        6.2    No Fractional IDSs.    No fractional portion of an IDS (or shares of Class A Common Stock or Senior Subordinated Notes comprising the IDS) shall be issued upon exchange of Class B Common Stock. Instead of any fraction of an IDS (or shares of Class A Common Stock or Senior Subordinated Notes comprising the IDS) that would otherwise be deliverable upon the exchange of Class B Common Stock, the Company shall pay to the holder of such shares an amount in cash in respect of such fractional interest based upon the Fair Market Value (as defined below) of IDSs on the Trading Day (as defined below) immediately preceding the Exchange Date.

        6.3    Exchange Rate Adjustments.

          (a)   The Exchange Rate shall be adjusted from time to time as follows:

              (i)  If the Company shall after the date hereof:

              (1)   pay or make a distribution to holders of Class A Common Stock in the form of shares of Class A Common Stock or Class B Common Stock;

              (2)   subdivide its outstanding Class A Common Stock or Class B Common Stock into a greater number of shares of Class A Common Stock or Class B Common Stock;

              (3)   combine its outstanding Class A Common Stock or Class B Common Stock into a smaller number of shares of Class A Common Stock or Class B Common Stock;

              (4)   issue any equity securities by reclassification of its Class A Common Stock or Class B Common stock (other than any reclassification by way of merger or binding share exchange that is subject to Section 6.3(b)); or

              (5)   issue rights, options or warrants to all holders of Class A Common Stock entitling them to subscribe for or purchase IDSs, Class A Common Stock and/or Class B Common Stock at a price per share less than the Fair Market Value per share of IDSs, Class A Common Stock or Class B Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants;

          then the Exchange Rate in effect at the opening of business on the day following the record date for the determination of stockholders entitled to receive such distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Class B Common Stock thereafter surrendered for exchange shall be entitled to receive the number of IDSs (including the number of shares of Class A Common Stock and the principal amount of Senior Subordinated Notes comprising the IDSs) and other equity securities issued by reclassification of Class A Common Stock or Class B Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been exchanged immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the day following such record date (except as provided in Section 6.3(e)) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

             (ii)  Except as provided in clause (i) of this Section 6.3(a), if the Company shall after the date of consummation of the Offering issue or sell shares of Class A Common Stock (or securities convertible into or exchangeable for shares of Class A Common Stock) at a price per share of Class A Common Stock less than the Fair Market Value per share of Class A Common Stock on the date of issuance or sale, then the Exchange Rate in effect immediately prior to the issuance or sale shall be adjusted as the Board determines to be equitable in the circumstances. Such adjustment shall become effective immediately after the opening of business on the day following such issuance or sale. In determining whether any such issuance or sale would allow a person or entity to subscribe for or purchase shares of Class A Common Stock at less than the Fair Market Value, the value of any consideration received by the Company upon such sale other than cash shall be determined by the Board.

            (iii)  No adjustment in the Exchange Rate shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in the Exchange Rate; provided, however, that any adjustments that by reason of this subparagraph (iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 6.3 (other than this subparagraph (iii)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of IDSs. All calculations under this Section 6.3 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this subsection (a) to the contrary notwithstanding, the Company shall be entitled, to the extent permitted by law, to make such increases in the Exchange Rate, in addition to those required by this subsection (a), as it in its discretion shall determine to be advisable in order that any share distributions, subdivision, reclassification or combination of shares, distribution of rights, options or warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) hereafter made by the Company to its shareholders shall not be taxable.

          (b)   Except as otherwise provided for in Section 6.3(a)(i), if the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the IDSs or Class A Common Stock, sale or transfer of all or substantially all of the Company' assets or recapitalization of the IDSs or Class A Common Stock) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which IDSs or Class A Common Stock shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), the Company (or its successor in such Transaction) shall make appropriate provision so that each share of Class B Common Stock, if not converted into the right to receive shares, stock, securities or other property in connection with such Transaction in accordance with the third to last sentence of this subsection (b) shall thereafter be exchangeable into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of IDSs into which one share of Class B Common Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of the election, if any, as to the kind or amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon such Transaction (each, a "Non-Electing Share") (provided that if the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon consummation of such Transaction is not the same for each Non-Electing Share, the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Company shall not be a party to any Transaction in which any share of Class B Common Stock is converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof) with an aggregate value (as determined by the Board in good faith, whose determination shall be conclusive) less than that receivable by the number of shares of IDSs into which shares of Class B Common Stock were exchangeable immediately prior to such Transaction. The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (b), and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Class B Common Stock that will contain provisions enabling holders of Class B Common Stock that remains outstanding after such Transaction to exchange their Class B Common Stock into the consideration received by holders of IDSs at the Exchange Rate in effect immediately prior to such Transaction. The provisions of this subsection (b) shall similarly apply to successive Transactions.

          (c)   If:

              (i)  the Company shall declare a distribution (other than cash distributions which do not constitute extraordinary dividends) on the Class A Common Stock in the form of shares of Class A Common Stock or Class B Common Stock, or there shall be a reclassification, subdivision or combination of the Class A Common Stock or Class B Common Stock; or

             (ii)  the Company shall grant to the holders of Class A Common Stock rights, options or warrants to subscribe for or purchase IDSs, Class A Common Stock or Class B Common Stock at less than Fair Market Value; or

            (iii)  the Company shall sell Class A Common Stock or securities convertible into Class A Common Stock for less than Fair Market Value; or

            (iv)  the Company shall enter into a Transaction; or

             (v)  there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Company;

          then the Company shall cause to be mailed to the holders of the Class B Common Stock at their addresses as shown on the stock transfer records of the Company, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock or IDSs of record to be entitled to such distribution or rights, options or warrants are to be determined or (ii) the date on which such reclassification, subdivision, combination, Transaction or liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of IDSs of record shall be entitled to exchange their IDS (or shares of Class A Common Stock or Senior Subordinated Notes comprising the IDSs) for securities or other property, if any, deliverable upon such reclassification, subdivision, combination, Transaction or liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.3.

          (d)   Whenever the Exchange Rate is adjusted as herein provided, the Company shall promptly prepare a notice of such adjustment of the Exchange Rate setting forth the adjusted Exchange Rate and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Exchange Rate to the holder of each share of Class B Common Stock at such holder's last address as shown on the stock transfer records of the Company. The inclusion of the Company's calculation of the adjusted Exchange Rate as set forth in such notice shall be conclusive evidence of the correctness of such adjustment absent manifest error.

          (e)   In any case in which Section 6.3(a) provides that an adjustment shall become effective on the day following the record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any share of Class B Common Stock converted after such record date and before the occurrence of such event the additional IDSs issuable upon such conversion by reason of the adjustment required by such event over and above the shares of IDSs issuable upon such conversion before giving effect to such adjustment and (ii) fractionalizing any share of Class B Common Stock and/or paying to such holder any amount of cash in lieu of any fraction pursuant to Section 6.2.

          (f)    There shall be no adjustment of the Exchange Rate in case of the issuance of any equity securities of the Company in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 6.3. If any action or transaction would require adjustment of the Exchange Rate pursuant to more than one subsection of Section 6.3(a), only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

        6.4    Related Covenants.

          (a)   If the Company shall take any action affecting the IDSs, Class A Common Stock or Class B Common Stock, other than the actions described in this Article VI, that in the opinion of the Board would materially and adversely affect the exchange rights of the holders of Class B Common Stock, the Exchange Rate for the Class B Common Stock shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board, in its sole discretion, determines to be equitable in the circumstances. If there is an automatic separation of the IDSs at any time, the exchange rights of the holders of Class B Common Stock shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board, in its sole discretion, determines to be equitable in the circumstances, provided that the conditions precedent set forth in Section 6.1(a) shall continue to apply to such exchange rights.

          (b)   The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate authorized but unissued Class A Common Stock, for the purpose of effecting the exchange of the Class B Common Stock, the full number of shares of Class A Common Stock deliverable upon the exchange of all outstanding shares of Class B Common Stock not theretofore exchanged. For purposes of this subsection (b), the number of shares of Class A Common Stock that shall be deliverable upon the exchange of all outstanding shares of Class B Common Stock shall be computed as if at the time of computation all outstanding shares were held by a single holder.

          (c)   The Company covenants that any shares of Class A Common Stock issued upon the exchange of Class B Common Stock for IDSs shall be validly issued, fully paid and non-assessable.

          (d)   The Company shall list the IDSs required to be delivered upon exchange of the Class B Common Stock, prior to such delivery, upon each national exchange, if any, upon which the outstanding IDSs are listed at the time of such delivery.

          (e)   Prior to the delivery of the IDSs (including the shares of Class A Common Stock and the Senior Subordinated Notes comprising the IDSs) that the Company shall be obligated to deliver upon the exchange of the Class B Common Stock, the Company shall comply with all federal and state laws and regulations thereunder requiring registration of such securities with, or any approval or consent to the delivery thereof, by any governmental authority.

          (f)    The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue and delivery of IDSs or other securities or property on exchange of the Class B Common Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of IDSs or other securities or property in a name other than that of the record holder of the Class B Common Stock to be exchanged, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

        6.5    Certain Defined Terms.

          (a)   As used herein the term "Current Market Price" of any IDS or equity security of the Company or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the Nasdaq National Market or, if such security is not listed or admitted for trading on the Nasdaq National Market, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, the average of the closing bid and asked prices on such day in the over-the-counter market.

          (b)   As used herein, the term "Exchange Date" shall mean any date on or after the 181st day after the effective date hereof or, with respect to the Restricted Shares, the date that is two years from the effective date hereof, and prior to the maturity date of the Senior Subordinated Notes and designated by the LLC or, upon liquidation of the LLC, a majority of the holders of shares distributed upon such liquidation to the holders of any membership interests initially issued to Pegasus Partners II, L.P. under the Amended and Restated Limited Liability Company Agreement, dated as of March 8, 2000, by and among the LLC and the members of the LLC, as amended from time to time (the "Pegasus Shareholders") as an Exchange Date by providing not less than 15 days written notice to the Company and each of the other Shareholders; provided, however, that (i) a date within 6 months of any previous Exchange Date may not be designated as an Exchange Date and (ii) the LLC and the Pegasus Shareholders may not declare an Exchange Date if the number of shares of Class B Common Stock to be exchanged on such Exchange Date is less than

  the lesser of            shares or            % of the total number of shares of Class B Common Stock then outstanding.

          (c)   As used herein the term "Exchange Rate" shall mean an amount equal to (i) the per IDS initial public offering price of the IDSs less the principal amount of the Senior Subordinated Note comprising the IDSs divided by (ii) the per IDS initial public offering price of the IDSs, as adjusted from time to time in accordance with this Article VI;

          (d)   As used herein the term "Fair Market Value" with respect to the IDSs or the Class A Common Stock shall mean the average of the daily Current Market Prices per IDS or share of Class A Common Stock, as applicable, during the ten consecutive Trading Days selected by the Company commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex-date" with respect to the issuance or distribution requiring such computation. The term "ex-date," when used with respect to any issuance or distribution, means the first day on which the IDSs or Class A Common Stock, as applicable, trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, for purposes of determining that day's Current Market Price.

          (e)   As used herein, the term "Trading Day" shall mean any day on which the securities in question are traded on the Nasdaq National Market or, if such securities are not listed or admitted for trading on the Nasdaq National Market, on the principal national securities exchange on which securities are listed or admitted or, if not listed or admitted for trading on any national securities exchange, on the applicable securities market in which such securities are traded. If such securities are not trading on any securities market, the Board shall determine which day shall be deemed the Trading Day.

          (f)    As used herein, the term "Transfer Agent" shall mean Wells Fargo Bank, National Association or any successor transfer agent of the Company's IDSs.

Article VII

Amendment and Restatement; Repurchase of Class B Common Stock

        7.1    Amendment and Restatement of Existing Shareholders Agreement; Approvals of Offering Transactions.

          (a)   Each party hereto agrees that, upon consummation of the Offering, (i) the Existing Shareholders Agreement shall be amended and restated and replaced in its entirety with this Agreement and (ii) the terms of the Existing Shareholders Agreement shall cease to be of any effect.

          (b)   Each Shareholder consents and agrees to take all action necessary for the consummation of the Offering and the related transactions.

          (c)   Each party hereto consents to the amendment and restatement of the certificate of incorporation of the Company and to the amendment and restatement of the bylaws of the Company, substantially in the forms as filed by the Company as exhibits to the Form S-1.

        7.2    Repurchase Upon Offering.    Upon consummation of the Offering (the "Initial Repurchase Date"), each of the LLC and the Initial Investors hereby sells, transfers and assigns to the Company, and the Company hereby purchases from the LLC and such Initial Investor, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances, the number of shares of Class B Common Stock set forth opposite the LLC's and such Initial Investor's name on Exhibit B.

        7.3    Repurchase Upon Exercise of the Over-Allotment Option.

          (a)   Upon exercise by the Underwriters of the Over-Allotment Option in full, each Shareholder hereby sells, transfers and assigns to the Company, and the Company hereby purchases from such Shareholder, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances, the number of shares of Class B Common Stock set forth opposite such Shareholder's name on Exhibit C.

          (b)   Upon any partial exercise of the Over-Allotment Option, each Shareholder hereby sells, transfers and assigns to the Company, and the Company hereby purchases from such Shareholder, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances, such pro rata number of shares of Class B Common Stock of such Shareholder based on the number of shares of Class B Common Stock set forth opposite such Shareholder's name on Exhibit C as will be purchased by the total proceeds received by the Company in such partial exercise of the Over-Allotment Option.

          (c)   Notwithstanding Sections (a) and (b) above, if the Over-Allotment Option is exercised prior to the issuance of shares pursuant to the SAR Plan, none of the Additional Investors will sell their shares of Class B Common Stock to the Company, and the Initial Investors will sell such pro rata number of shares of Class B Common Stock of such Initial Investor based on the number of shares of Class B Common Stock set forth opposite such Initial Investor's name on Exhibit C as will be purchased by the total proceeds received by the Company in connection with such exercise of the Over-Allotment Option. In such case, payments under the SAR Plan shall be adjusted accordingly as determined by the Compensation Committee of the Board.

        7.4    Repurchase Price.    The per share purchase price for the Class B Common Stock is an amount equal to the Exchange Rate multiplied by the per IDS initial public offering price of the IDSs.

        7.5    Release From Liability.    Each of the Shareholders hereby releases and discharges the Company from any and all claims and/or causes of action, known or unknown, arising from or relating to the Existing Common Stock, the Existing Shareholders Agreement and with respect to any Class B Common Stock repurchased by the Company in accordance with this Article VII.

Article VIII

Miscellaneous

        8.1    Specific Performance.    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court within the United States, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.2    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

        8.3    Entire Agreement; Amendments.    This Agreement and the documents delivered pursuant hereto contain the entire understanding of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the Parties hereto. This Agreement shall not be amended, modified or supplemented without the written consent of each of (i) the Company, (ii) the LLC (which consent shall have been approved by members holding at least 80% of the membership interests if such amendment, modification or supplement adversely affects the members as a whole; provided, however, that if such amendment, modification or supplement specifically adversely affects a member (as opposed to the members as a whole), the consent of such member shall be required unless such member is a "Defaulting Member" as defined in the Amended and Restated Limited Liability Company Agreement of the LLC) and (iii) in the event that such amendment, modification or supplement adversely affects the Investors, the holders of a majority of the shares of Class B Common Stock then held by the Investors.

        8.4    Waivers.    Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

        8.5    Partial Invalidity.    Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

        8.6    Execution in Counterparts.    This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to each of the Parties hereto.

        8.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

        8.8    Further Assurances.    Each Party shall cooperate and take such action as may reasonably be requested by another Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

        8.9    Successors and Assigns.    All covenants and agreements in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not.

        8.10    Descriptive Headings; Interpretation; No Strict Construction.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words "include," "includes" or "including" in this Agreement shall be by way of example rather than by limitation. The use of the words "or," "either" or "any" shall not be exclusive. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by each of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        8.11    Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) faxed to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if faxed before 5:00 p.m. New York City time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company at the address set forth below and to the other Parties at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party. The Company's address is:

  10 S. Riverside Plaza, Suite 850
  Chicago, Illinois 60606
  Attention: General Counsel
  Telephone: (312) 840-6000
  Fax: (312) 840-5541

        8.12    Delivery by Facsimile.    This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

        8.13    Party No Longer Owning Shares of Class B Common Stock.    If a Party ceases to own any shares of Class B Common Stock and to have any right to purchase or receive any shares of Class B Common Stock, such Party will no longer be deemed to be a Shareholder for purposes of this Agreement and shall not be bound by the terms hereof.

        8.14    Term.    This Agreement shall continue at all times hereafter and terminate only upon the date on which no shares of Class B Common Stock remain outstanding. Sections 1.1(d) and (e) and Sections 2.1(c) and (d) shall terminate on the date on which the IDSs automatically separate pursuant to the terms thereof.

*            *            *            *             *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MERISANT WORLDWIDE, INC.
By:
Name:
Its:
TABLETOP HOLDINGS, LLC
By:
Name:
Its:
INITIAL INVESTORS:
Arnold Donald
Jerry Knock
Ed Flowers
Karl Sestak
SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Roberto Mourey
Steve Adolph
Joann Digman
Barb Jones
Thomas Verbeke
Robert Border
Richard Federer
Ken Jones
SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Lincoln D. Germain
John Sheptor
Michael G. Nichols
Luther C. Kissam, IV, as Trustee of the Luther C. Kissam IV Trust
Etienne J. Veber, as Trustee of the Etienne J. Veber Trust
Jane Boyce
Dana Voris
SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Carl W. Warschausky, as Trustee of the Carl W. Warschausky Trust
J.H. WHITNEY MEZZANINE FUND, L.P.
By:	Whitney GP, L.L.C., its General Partner
By:
Name:
A Managing Member
J.H. WHITNEY MARKET VALUE FUND, L.P.
By:	Whitney Market Value GP, Ltd., its General Partner
By:
Name:
A Managing Member
THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
By:
Name:
Its:
SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

GARMARK PARTNERS, L.P.
By:	GarMark Associates L.L.C., its General Partner

By:	Authorized Signatory
By:	Authorized Signatory
ADDITIONAL INVESTORS:
Chris Sinclair
Dan Beck
Ellen Hoffing
Lyle Sajewich
Randy Jackson
SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

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FORM OF AMENDED AND RESTATED SHAREHOLDERS AGREEMENT